Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 ) and related Prospectus of Dendreon Corporation for the registration of its common stock and to the incorporation by reference therein of our reports dated March 11, 2009, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Dendreon Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Seattle, Washington
December 8, 2009